Exhibit (l)

INITIAL SHARE SUBSCRIPTION AGREEMENT

Virtus ETF Trust II

1540 Broadway

New York, NY 10036

Ladies and Gentlemen:

1.                  Pursuant to prior understandings and discussions, the undersigned (“Subscriber”) hereby agrees to purchase from Virtus ETF Trust II, a Delaware statutory trust (the “Trust”), 4,000 shares of beneficial interest (the “Shares”) of Virtus Newfleet Dynamic Credit ETF (the “Fund”), a series of the Trust, with no par value, in exchange for $100,000. Subscriber hereby acknowledges and agrees that (i) this subscription shall not be deemed to have been accepted by the Trust until the Trust indicates its acceptance by returning to Subscriber an executed copy of this Initial Share Subscription Agreement (this “Agreement”), and (ii) acceptance by the Trust of this Agreement is conditioned upon the information and representations of Subscriber hereunder being complete, true and correct as of the date of this Agreement and as of the date of closing of sale of the Shares to Subscriber.

2.                  Until actual delivery of the purchase price to the Trust and acceptance by the Trust of the purchase price and this Agreement, the Trust shall have no obligation to Subscriber. The Trust may revoke a prior acceptance of this Agreement at any time prior to delivery to and acceptance by the Trust of the purchase price for the Shares.

3.                  The representations, warranties, understandings, acknowledgments and agreements in this Agreement are true and accurate as of the date hereof, shall be true and accurate as of the date of the acceptance hereof by the Trust and shall survive thereafter.

4.                  This Agreement shall be enforced, governed and construed in all respects in accordance with the laws of the State of Delaware, as such laws are applied by Delaware courts to agreements entered into and to be performed in Delaware, and shall be binding upon Subscriber, its legal representatives, successors and assigns and shall inure to the benefit of the Trust and its successors and assigns.

5.                  Subscriber agrees that it is purchasing the Shares for investment purposes and has no present intention of redeeming or reselling the Shares.

6.                  Subscriber agrees not to transfer or assign this Agreement, or any of its interest herein, without the express written consent of the Trust.

7.                  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous representations, warranties, agreements and understandings in connection therewith. This Agreement may be amended only by a writing executed by all parties hereto. This Agreement may be executed in one or more counterparts.

( Signature page follows.)

IN WITNESS WHEREOF, Subscriber has executed this Agreement this the 18th day of December, 2015.

Subscription:

4,000
Number of Shares

$100,000
Total Payment

Virtus ETF Advisers llc

By: /s/Brinton W. Frith
Name: Brinton W. Frith
Title: President

This Initial Share Purchase Agreement is accepted on this the 18th day of December, 2015 by:

Virtus ETF Trust II

/s/ William J. Smalley
By: William J. Smalley, President